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                                                                       EXHIBIT 5

                       [LETTERHEAD OF LATHAM & WATKINS]



                               October 28, 1997



Avery Dennison Corporation
150 North Orange Grove Boulevard
Pasadena, California  91103


          Re:  Avery Dennison Corporation Common Stock
               par value $1.00 per share
               -------------------------

Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 495,740 shares of Common Stock, par value $1.00 per share (the "Shares"), to be sold by you from the trust (the "Trust") established under the Avery Dennison Corporation Capital Accumulation Plan. We are familiar with the proceedings undertaken in connection with the authorization and issuance of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon the sale of the Shares under the terms of the Trust, such Shares will have been validly issued, fully paid and nonassessable.

          We consent to your filing this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,



                                         Latham & Watkins